Exhibit 10.14

FACTORY CARD & PARTY OUTLET CORP.

EXECUTIVE SEVERANCE PLAN

FACTORY CARD & PARTY OUTLET CORP.

Executive Severance Plan

Effective July 1, 2004

(as amended effective January 1 and July 1, 2005)

ARTICLE 1

PURPOSE AND DEFINITIONS

1.1 Purpose. The Factory Card & Party Outlet Corp. Management Severance Plan (“Plan”), effective as of July 1, 2004 (“Effective Date”), protects key executives of Factory Card & Party Outlet Corp. (“Factory Card & Party Outlet”) and its subsidiaries (collectively with Factory Card & Party Outlet, the “Company”) against an involuntary loss of employment so as to attract and retain such employees, and motivate them to enhance the value of the Company. The Plan is intended to qualify as an unfunded welfare plan subject to the Employee Retirement Income Security Act (ERISA) of 1974, as amended.

1.2 Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

“Board of Directors” means the Board of Directors of Factory Card & Party Outlet.

“Cause” means any act or any failure to act on the part of a Participant which constitutes:

(a)	fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the Board of Directors of the Company or any of its affiliates;

(b)	material violation of law in connection with or in the course of the Participant’s duties or employment with the Company or any of its affiliates;

(c)	a felony for which the Participant is convicted or pleads guilty or nolo contendere;

(d)	engagement in any activity competitive with the business of the Company as to which the Company has notified the Participant in writing and the Participant has not ceased (other than for reasons beyond the control of the Participant) within 3 business days following such notice of his or her participation in such activity;

(e)	a willful failure to follow reasonable directions or instructions of a more senior officer (or, in the case of the Chief Executive Officer, the Board of Directors of the Company) which are consistent with the Participant’s position and responsibilities (as such position and responsibilities may be changed from time to time), and such failure shall have continued (other than for reasons beyond the control of the Participant) for a period of 3 business days after receipt of written notice thereof from the Company;

(f)	gross negligence, as determined by the Board of Directors, in connection with his or her employment which has not been cured within 3 business days after receipt of written notice thereof from the Company;

(g)	material breach of any written employment policy of the Company; or

(h)	willful and wrongful damage to material property of the Company or any of its affiliates.

“Change in Control” means the first to occur of the following events with respect to Factory Card & Party Outlet, the Company, or any successor:

(a)	the sale or other divestiture of all or substantially all of the assets (excluding the sale of inventory or other assets in the ordinary course of business);

(b)	during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board or any individuals who would be “Continuing Directors” (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

(c)	the acquisition by any person or affiliated group of persons of more than 30% of any common stock of Factory Card & Party Outlet or any successor thereof that is outstanding at any time;

“Committee” means the Compensation Committee of the Board of Directors of Factory Card & Party Outlet.

“Continuing Directors” means (i) the members of the Board of Directors in office on the Effective Date and (ii) any successor to any such director and any additional director who after the Effective Date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

“Good Reason” shall mean with respect to a Participant (i) a reduction in the Participant’s annual base salary (other than any reduction applicable to management employees generally and not exceeding 5% during any 24-month period), (ii) a material change in the Participant’s position, duties or responsibilities as an employee of the Company, (iii) a material reduction in the Participant’s bonus opportunity (taking into consideration, among other factors, the amount reasonably expected to be earned) unless such reduction is part of, and proportionally consistent with, a broad based change in the Company’s bonus plans for officers of the Company, or (iv) within two years after a Change in Control a change in the Participant’s principal work location by more than 50 miles and more than 50 miles from the Participant’s principal place of abode as of the date of such change in job location.

“Participant” means any person who is entitled to participate in the Plan in accordance with Section 2.1 and has not had such participation terminated pursuant to Section 2.2.

“Plan Year” means the calendar year.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. Each individual who has completed at least 120 days of employment with the Company as an officer not under contract (as an employee and not as a member of any board of directors, all as reflected in the Company’s employment records) shall participate in the Plan. Any officer with an employment contract with Factory Card & Party Outlet shall not be a Participant in this Plan and the provisions of said contract shall govern such officer’s severance pay, if any. The Committee may waive the employment period requirement in its sole discretion. The Committee may, in writing, set forth any additional terms and conditions of participation (beyond the provisions of the Plan) as the Committee may, in its sole discretion, determine to be applicable to any Participant.

2.2 Termination of Participation. A Participant’s participation in the Plan shall automatically terminate, without notice to or consent of the Participant, and the Participant shall not be treated as a Participant, upon the earlier to occur of the following events:

(a)	the Participant’s termination of employment by the Company for Cause,

(b)	the Participant’s resignation other than for Good Reason, or

(c)	the Participant’s failure to be employed in an eligible position described in Section 2.1 (unless such failure constitutes Good Reason).

ARTICLE 3

SEVERANCE BENEFITS

3.1 Involuntary Termination. Subject to the execution and delivery of a valid waiver and release substantially in the form of Exhibit A hereto and other conditions set forth below, each Participant who is terminated by the Company without Cause or terminates his or her own employment with the Company for Good Reason shall be entitled to severance pay and other benefits under the Plan in the amount set forth in Sections 3.2 and 3.3 below. To the fullest extent permitted by law, a Participant’s eligibility for severance pay and other benefits under the Plan shall be reasonably determined by the Committee.

3.2 Amount of Severance Pay.

(a) The amount of severance pay to which any Participant is entitled under the Plan shall be equal to:

(i)	the Participant’s Monthly Pay Rate (as defined below) multiplied by six; provided, however, that if termination of employment occurs upon or within two years after a Change in Control the Participant’s Monthly Pay Rate shall be multiplied by eighteen; plus

(ii)	the bonus amount, if any, that the Participant would have been entitled to under the bonus arrangements applicable to the Participant had the Participant remained employed until the end of the calendar year multiplied by a fraction the numerator of which shall be the number of full months of employment during the calendar year and the denominator of which shall be 12; and

(iii)	shall be reduced by any other payments in the nature of severance pay to which the Participant is otherwise entitled from the Company pursuant to any other contract, policy or agreement with the Company or any Federal, state or local law including but not limited to payments under the Federal Worker Adjustment and Retraining Notification Act (WARN).

(b) Compensation otherwise payable to a Participant upon a termination of employment without regard to the reason for such termination shall not be deemed to be in the nature of severance pay and shall not be an offset to any payments under the Plan.

(c) “Monthly Pay Rate” means one twelfth of the greater of (i) the Participant’s annual salary rate in effect on the date of termination, or (ii) the Participant’s actual regular salary paid for the twelve months immediately preceding his or her date of termination of employment for all services rendered to the Company.

(d) There shall be no duplication of severance benefits in any manner. In this regard, no Participant shall be entitled to severance pay hereunder for more than one position with the Company.

(e) A Participant shall not be obligated to secure new employment, and severance payments under the Plan shall not be subject to mitigation except as provided in Section 3.2 (a) (iii) hereof for other severance pay by the Company and by Section 3.3 for determining continuing eligibility for health benefits coverage, but shall be obligated to report promptly any actual employment obtained to the Company during the period of severance.

3.3 Other Benefits. Participants shall be entitled to continue their participation in the Company’s health and life insurance benefit plans (but not any disability plans or qualified retirement plans) for a period following their termination of employment equal to their period of severance benefits, except such coverage shall expire if the Participant becomes eligible for coverage under a substantially comparable plan of a successor employer or an employer of a family member or domestic partner of the Participant. In the case of any health and life insurance benefit plans, nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to active employees, and Participants shall be entitled to participate on the same basis (including payment of applicable contributions) as active employees. Participants shall be entitled to outplacement counseling with an outplacement firm of the Company’s selection, for a period not to exceed six months after termination of employment.

3.4 Payment.

(a) Except as provided in Section 3.4(b), the Company shall commence payment, in cash, of severance pay in the aggregate amount set forth in Section 3.2 hereof, not later than the eighth day following the later of the Participant’s termination of employment or the Company’s receipt of the Participant’s duly executed and unrevoked waiver and release. Such payment shall be made in equal installments payable over the period of 6 or, if applicable, 12 months determined under Section 3.2(a)(i) (the “Severance Period”) in accordance with the Company’s payroll practices.

(b) Notwithstanding Section 3.4(a), to the extent required by Section 409A of the Internal Revenue Code of 1986 (the Code”), payment to a Participant who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof), shall not be made before the date which is six months after the date of the Participant’s separation from service (within the meaning of Section 409A(a)(2)(B)(i) of the Code) or, if earlier, the date of death of the Participant. In the event payment is delayed under this Section 3.4(b), payment of the accumulated amounts which would have been paid prior thereto under the schedule determined under Section 3.4(a) shall be made in a lump sum (without interest) as soon as permitted by this Section 3.4(b).

3.5 Equity Awards. In the event of a termination of employment upon or within two years after a Change of Control: (a) the Participant’s equity awards (e.g., stock options, restricted stock, etc.) under either the 2002 Factory Card & Party Outlet Stock Option Plan or the 2003 Factory Card & Party Outlet Corp. Equity Incentive Plan shall become fully exercisable, vested, and nonforfeitable as of such termination of employment; and (b) the Participant’s restricted stock awards granted as contemplated by the Company’s Amended Plan of Reorganization shall become fully exercisable, vested, and nonforfeitable as of such termination of employment.

3.6 Waiver and Release. In order to receive benefits under the Plan, a Participant must submit a signed Waiver and Release Agreement to the Company on or within forty-five (45) days of his or her date of termination of employment substantially in the form of the Waiver and Release Agreement attached hereto as Exhibit A, with any changes thereto approved by Company’s counsel prior to execution. A Participant may revoke his or her signed Waiver and Release Agreement within seven (7) days of his or her signing the Waiver and Release Agreement.

Any such revocation must be made in writing and must be received by the Company within such seven (7) day period. A Participant who timely revokes his or her Waiver and Release Agreement shall not be eligible to receive any severance pay under the Plan. A Participant who timely-submits a signed Waiver and Release Agreement form and who does not exercise his or her right of revocation shall be eligible to receive severance pay under the Plan.

3.7 Non-Competition. No severance pay shall be paid during any period in which the Participant engages in a Competing Business or in Solicitation or after the Participant has disclosed Confidential Information, and in consideration of severance pay the Participant will not, during the Severance Period, engage in a Competing Business or in Solicitation or disclose Confidential Information.

(a) The prohibition on engaging in a Competing Business set forth in this Section 3.7 shall mean participating, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other person, firm or corporation, or as employee, principal, agent, director, officer, investor, lender, consultant or shareholder (other than by way of less than five percent (5%) ownership of stock in a publicly traded company or limited partnership); provided, however, that such participation shall not include any activity engaged in with the prior written approval of the Committee. For purposes of this Plan, “Competing Business” shall mean any entity or business: (i) engaged in the operation of retail stores for the primary purpose of selling greeting cards, gift wrap and party supplies and which operates such retail stores in any market in which the Company is operating a retail store at the time of the Participant’s termination of employment, or a market into which the Participant knows the Company is intending to enter; or (ii) is engaged in the primary business of the manufacture and distribution of greeting cards, gift wrap and party supplies.

(b) For purposes of this Plan, “Solicitation” shall mean recruiting, soliciting or inducing, directly or indirectly, any non-clerical employee or employees of the Company or any advisor or consultant to the Company to terminate their employment, or otherwise cease their relationship with the Company or hiring, retaining or assisting another person or entity to hire or retain any employee of the Company or any advisor or consultant to the Company or any person who within six (6) months before had been a non-clerical employee, advisor or consultant of the Company or any of its Affiliates.

(c) The Company owns and has developed, and will develop, certain proprietary techniques and confidential information which have great value to its business (referred to for purposes of this Section 3.7 as collectively as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to the Participant, but also information developed or learned by the Participant during the course or as a result of employment with the Company, which information is the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or in any business in which the Participant is aware the Company is contemplating engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company concerning trade secrets, techniques, know-how, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) was in the public domain at the time of receipt by the Participant or thereafter without breach or violation of this Section 3.7, or (ii) was furnished to the Participant by a third party lawfully entitled to do so and not known to the Participant to be bound by a confidentiality agreement to the Company. The Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of the Participant’s assigned duties and for the benefit of the Company, any Confidential Information. In the event that the Participant is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Participant agrees to notify the Company promptly of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive in writing the Participant’s compliance with the provisions of this Plan. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Participant is nonetheless, in the opinion of the Participant’s counsel, compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty from the tribunal or governmental or similar authority, the Participant may disclose such information without liability hereunder, provided, however, that the Participant shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use the Participant’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed at the Company designates. In the event the Participant’s employment with the Company ceases for any reason, the Participant will not remove from the Company’s premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. When employment with the Company terminates, the Participant will immediately deliver the same to the Company.

ARTICLE 4

CLAIMS

4.1 Good Reason Determination. Any Participant believing he or she has a right to resign for Good Reason may apply to the Committee for written confirmation that an event constituting Good Reason has occurred with respect to such Participant. The Committee shall confirm or deny in writing that Good Reason exists within 21 days following receipt of any such application. Any confirmation of Good Reason by the Committee shall be binding on the Company.

4.2 Claims Procedure. If any Participant has a claim for benefits which are not being paid, such claimant may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant’s address. The Committee shall notify each claimant of its decision in writing by registered or certified mail within 30 days after its receipt of a claim, unless otherwise agreed by the claimant. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

4.3 Claims Review Procedure. A claimant whose claim has been denied or such claimant’s duly authorized representative may file, within 60 days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within 30 days after receipt of such request. In special circumstances, the Committee may extend for up to 30 additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Committee shall be final and binding on all parties.

ARTICLE 5

ADMINISTRATION

5.1 Plan Administrator. The Company shall be the plan administrator and shall administer the Plan through the Committee.

5.2 Duties. The Committee shall have the power and duty in its sole and absolute discretion to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power in its sole and absolute discretion to:

(a)	provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;

(b)	reasonably construe the Plan in its sole and absolute discretion to the fullest extent permitted by law, which shall be final and conclusive upon all persons;

(c)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d)	make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to Cause and Good Reason.

5.3 Binding Authority. The decisions of the Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review other than pursuant to Section 4.2 and Section 4.3.

5.4 Exculpation. No member of the Committee shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that committee, or by reason of the exercise of or failure to exercise any power or discretion as such member, except for any action, default, exercise or failure to exercise resulting from such member’s gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.

5.5 Indemnification. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her own membership on the Committee, except for expenses and liabilities arising out of a member’s gross negligence or willful misconduct.

5.6 Information. The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of their powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, their earnings and their dates of birth, employment, retirement or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

ARTICLE 6

GENERAL PROVISIONS

6.1 Non-Property Interest. The Plan is unfunded. Severance pay shall be paid from the general assets of the Company and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise to a claim as an unsecured creditor against the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.

6.2 Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

6.3 Amendment or Termination. The Plan may be amended, modified, suspended, or terminated by the Company at any time; provided, however, that prior to July 1, 2006 (i) no such amendment, modification, suspension or termination shall adversely affect the rights of any Participant without his or her written approval unless required by law (including the Code or other revenue law); and (ii) no amendment or modification may be made to Article 5 or the definition of “Committee”.

6.4 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan null and void in its entirety.

6.5 No Employment Rights. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

6.6 Transferability of Rights. This Plan shall inure to the benefit of, and shall be binding upon, the Company and its successors and permitted assigns and upon the Participants and their respective heirs, executors, and legal representatives. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business. No Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Plan benefits not previously paid.

6.7 Entire Document. The Plan, as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting severance, including but not limited to the Factory Card & Party Outlet Corporation Amended Management Severance Plan (effective June 29, 2000), except for written employment or severance contracts signed by the Company.

6.8 Plan Year. The fiscal records of the Plan shall be kept on the basis of a plan year which is the calendar year. The first plan year shall be a short plan year beginning July 1, 2004 and ending December 31, 2004.

6.9 Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Illinois, except to the extent that such laws are preempted by the federal laws of the United States of America.

EXECUTED as amended this 8 day of June, 2005.

FACTORY CARD & PARTY OUTLET CORP.

By:	/s/ Gary Rada
Gary Rada
President & CEO

EXHIBIT A

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between                          (“Executive”) and Factory Card & Party Outlet Corp. (“Factory Card & Party Outlet”) and its subsidiaries (collectively with Factory Card & Party Outlet, the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them. The parties agree that their employment relationship is and has been “at will,” and that either has the right to end the employment relationship at any time, with or without notice or cause.

1.	In consideration for the promises made herein by the Executive, the Company hereby agrees as follows:

(a)	Severance Pay. The Company will pay to the Executive severance pay in the gross amount of $ , minus customary payroll deductions pursuant to the Factory Card Outlet Executive Severance Plan (the “Severance Plan”) . This severance pay shall be made in equal installments payable over a period of months (the “Severance Period”) in accordance with the Company’s payroll practices except as otherwise required by Section 409A of the Internal Revenue Code of 1986 and corresponding provisions of the Plan. The Company will also pay Executive accrued but unused vacation pay in the amount of $ representing days of accrued but unused vacation.

(b)	Other Benefits. The Executive will be eligible to receive other benefits as described in the Severance Plan.

(c)	Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to the Executive.

2.	In consideration for the Executive’s right to receive the severance pay and other benefits described in the Plan and this Release, Executive hereby agrees as follows:

(a)	Waiver. Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, Executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b)	Nondisparagement. Executive agrees that he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the Company’s employees, officers and managers.

(c)	Miscellaneous. Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him or her.)

(d)	Non-Competition, Non-Solicitation and Confidential Information.

(i)	No severance pay shall be paid during any period in which the Executive engages in a Competing Business (defined below) or in Solicitation (defined below) or after the Executive has disclosed Confidential Information (defined below), and in consideration of severance pay the Executive will not during the Severance Period engage in a Competing Business or in Solicitation or disclose Confidential Information.

(ii)	The prohibition on engaging in a Competing Business set forth in Section 2(d) of this Release shall mean participating, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any person, firm or corporation, or as employee, principal, agent, director, officer, investor, lender, consultant or shareholder (other than by way of less than five percent (5%) ownership of stock in a publicly traded Company or limited partnership); provided, however, that such participation shall not include any activity engaged in with the prior written approval of the Compensation Committee of Factory Card Outlet. For purposes of this Release, “Competing Business” shall mean any entity or business;

2

(a) engaged in the operation of retail stores for the primary purpose of selling greeting cards, gift wrap and party supplies and which operates such retail stores in any market in which the Company is operating a retail store at the time of the executive’s termination of employment, or a market into which the Executive knows the Company is intending to enter; or (b) is engaged in the primary business of the manufacture and distribution of greeting cards, gift wrap and party supplies.

(iii)	For purposes of this Release, “Solicitation” shall mean recruiting, soliciting or inducing, directly or indirectly, any non-clerical employee or employees of the Company or any advisor or consultant to the Company to terminate their employment, or otherwise cease their relationship with the Company or hiring, retaining or assisting another person or entity to hire or retain any employee of the Company or any advisor or consultant to the Company or any person who within six (6) months before such Solicitation had been a non-clerical employee, advisor or consultant of the Company or any of its affiliates.

(iv)	The Company owns and has developed, and will develop, certain proprietary techniques and confidential information which have great value to its business (referred to for purposes of Section 2(d) of this Release as collectively as “Confidential Information”). Confidential Information includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course or as a result of employment with the Company, which information is the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or in any business in which the Executive is aware the Company is contemplating engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company concerning trade secrets, techniques, know-how, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include any information which (a) was in the public domain at the time of receipt by the Executive or thereafter without breach or violation of Section 2(d) of this Release, or (b) was furnished the Executive by a third party lawfully entitled to do so and not known to the Executive to be bound by a confidentiality agreement to the Company. The Executive shall not, directly or indirectly, use, make available, sell,

3

disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of the Executive’s assigned duties and for the benefit of the Company, any Confidential Information. In the event that the Participant is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Participant agrees to notify the Company promptly of such request(s) and the documents requested thereby so that the Company may seek an appropriate protective order and/or waive in writing the Participant’s compliance with the provisions of this Plan. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Participant is nonetheless, in the opinion of the Participant’s counsel, compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure or penalty from the tribunal or governmental or similar authority, the Participant may disclose such information without liability hereunder, provided, however, that the Participant shall give the Company written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use the Participant’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed at the Company designates. In the event the Executive’s employment with the Company ceases for any reason, the Executive will not remove from the Company’s premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. When employment with the Company terminates, the Executive will immediately deliver the same to the Company.

(v)	In the event the Executive violates any requirement of Section 2(d) of this Release the Company may, in addition to any other rights or remedies which the Company may have at law, in equity, or under this Release or any other agreement, recover immediately upon notice and demand all severance pay theretofore paid to the Executive.

(vi)	If any restriction set forth in this Release is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area (as applicable), it shall be interpreted to extend over a maximum period of time, range of activities or geographic area to which it may be enforceable.

(vii)	Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of provision of Section 2(d) of this Release would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.

4

Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of violation of any provision of Section 2(d) of this Release, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

(e)	THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE PAY AND BENEFITS DESCRIBED IN THIS RELEASE AND THE SEVERANCE PLAN ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. The Executive understands and agrees that if he or she revokes this Release, that he or she will immediately refund to the Company any and all severance payments and other benefits he or she may have already received.

(f)	The waiver contained in Section 2(a) above does not apply to any Claims with respect to:

(i)	Any unreimbursed claims for medical services rendered on or before the date of execution of this Release in accordance with the terms of the applicable Executive benefit plan,

(ii)	Any Claim under or based on a breach of this Release,

(iii)	Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv)	Any right to indemnification in accordance with the Company’s articles or by-laws.

(g)	Executive acknowledges that he or she has read and is voluntarily signing this Release. Executive also acknowledges that he or she is hereby advised to consult with an attorney, he or she has been given at least 45 days to consider this Release before the deadline for signing it, and he or she understands that he or she may revoke the Release within seven (7) days of signing it. This Release accordingly is not effective until the eighth (8) day after it is signed by Executive.

5

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

(Executive)	DATE

FACTORY CARD & PARTY OUTLET CORP.

By:
DATE

6